Exhibit 3

Names and Addresses of the Underwriters

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Scotia Capital (USA) Inc.

250 Vesey Street

New York, NY 10281

SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, NY 10172